Exhibit 10.1

AMENDMENT TO NON-COMPETE ADVISORY AGREEMENT

THIS AMENDMENT TO NON-COMPETE ADVISORY AGREEMENT (“Amendment”) is made and entered into as of the 10th day of July 2003, by and between Video City, Inc., a Delaware corporation (the “Company”), and Robert Y. Lee (“Lee”).

WHEREAS, the Company and Lee have entered into that certain Non-Compete Advisory Agreement, dated as of October 1, 2001, by and between the Company and Lee (the “Original Agreement”). The Original Agreement, as amended by this Amendment, shall be referred to herein as the “Agreement.”

WHEREAS, the Company has entered into an Asset Purchase Agreement, dated as of June 20, 2003, with M.G. Midwest, Inc. pursuant to which the Company is contemplating the sale of substantially all of its assets to M.G. Midwest, Inc. (the “Asset Sale Transaction”)

WHEREAS, the Company and Lee desire to amend the Original Agreement to account for the changed circumstances of the Company and to settle and compromise the Company’s obligations to Lee under the Original Agreement.

WHEREAS, the Company and Lee have agreed to amend the Original Agreement pursuant to this Amendment.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, intending to be legally bound hereby, the parties agree as follows:

1. Reduction in Compensation. Effective as of August 1, 2003 and continuing thereafter, the compensation under the Original Agreement shall be reduced as follows:

1.1 Non-Compete Fee. The non-compete fee, as set forth in Section 3 of the Original Agreement, shall be reduced to an amount equal to $3,500 per month.

1.2 Benefits. The medical, dental, disability and life insurance benefits payable by the Company under Section 4(a) of the Original Agreement shall be reduced to an amount equal to 70 percent of what such benefits rate would have been under the Original Agreement (collectively, the “Benefits”).

1.3 Automobile Allowance. The automobile allowance allowed under Section 4(b) of the Original Agreement shall be no greater than $1,050 per month (the “Automobile Allowance”).

2. Settlement of Compensation Due.

2.1 Upon the consummation of the Asset Sale Transaction, the Company shall pay a lump sum payment equal to the aggregate amount of Non-Compete Fees, the Benefits and the Automobile Allowance, adjusted to reflect the reduced rates of Section 1 of this Amendment, which Lee would have otherwise been entitled to receive from the date of such consummation through September 30, 2004 under the Original Agreement, as amended by this Amendment, and further reduced to account for the net present value of such aggregate amount, as of the payment date, at the annual percentage rate of 15 percent (such aggregate amount is referred to herein as the “Settlement Amount”).

2.2 The payment of the Settlement Amount will be in lieu of any payment obligations which the Company may have under Section 5(f) or any other provisions of the Original Agreement. Notwithstanding any provision of the Original Agreement or this Amendment to the contrary, upon payment of the Settlement Amount by the Company to Lee, the Company shall be deemed to have paid all compensation due from the Company to Lee and to have satisfied and discharged all of the Company’s obligations to Lee under the Original Agreement, as amended by this Amendment. Upon payment of the Settlement Amount by the Company to Lee as set forth in this Section 2, the Company will have no further obligation to provide any further compensation or benefit, or to have any other obligation whatsoever to Lee under the Original Agreement, as amended by this Amendment. Hence in the event the Asset Sale Transaction is consummated and the Settlement Amount is paid, Lee will forgo the benefits of the Original Agreement being extended to three years from the date the Asset Sale Transaction is consummated. To the extent allowed under applicable law, the Company shall use good faith reasonable efforts to secure the payment of the Company’s payment obligations to Lee under the Agreement.

3. Defined Terms; Interpretation. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Original Agreement. In the event of any conflict between the provisions of the Original Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

4. Ratification and Reaffirmation of the Original Agreement. Except as expressly amended hereby, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5. Counterparts. This Amendment may be executed in any number of counterparts (including any facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

VIDEO CITY, INC.

/s/ BARRY L. COLLIER
By:	Barry L. Collier
Its:	Compensation Committee

ROBERT Y. LEE

/s/ ROBERT Y. LEE

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